Exhibit 16.1

KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2709

May 13, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for TransAtlantic Petroleum Ltd. and, under the date of March 30, 2016, we reported on the consolidated financial statements of TransAtlantic Petroleum Ltd. as of and for the years ended December 31, 2015 and 2014 and the effectiveness of internal control over financial reporting as of December 31, 2015. On May 9, 2016, we were notified that the Audit Committee of TransAtlantic Petroleum Ltd. determined not to recommend our reappointment as TransAtlantic Petroleum Ltd.’s independent registered public accounting firm for the year ending December 31, 2016 and that the auditor-client relationship with KPMG will cease upon shareholder approval. We have read TransAtlantic Petroleum Ltd.’s statements included under Item 4.01 of its Form 8-K dated May 13, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with TransAtlantic Petroleum Ltd.’s stated reason for the recommended change in principal accountants; we are not in a position to agree or disagree with TransAtlantic Petroleum Ltd.’s statement regarding their continuing relationship with or services provided by DMF System International Independent Auditing, Consulting & Certified Public Accounting Co.; we are not in a position to agree or disagree with TransAtlantic Petroleum Ltd.’s statement that the audit committee approved the engagement of PMB Helin Donovan, LLP; we are not in a position to agree or disagree with TransAtlantic Petroleum Ltd.’s statement that our dismissal is subject to shareholder approval in accordance with Bermuda law; and we are not in a position to agree or disagree with TransAtlantic Petroleum Ltd.’s statement that PMB Helin Donovan, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on TransAtlantic Petroleum Ltd.’s consolidated financial statements or that PMB Helin Donovan, LLP was not consulted with regard to any matter that was either the subject of a disagreement or reportable event.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.